EXHIBIT 11



                          NORTHWEST NATURAL GAS COMPANY
                 Statement re: Computation of Per Share Earnings
                      (Thousands, except per share amounts)
                                   (Unaudited)

                                      Three Months Ended      Six Months Ended
                                           June 30,               June 30,
                                      ------------------     ------------------
                                        1998       1997        1998       1997
                                        ----       ----        ----       ----

Earnings Applicable to Common Stock   $ 3,445    $ 1,694     $25,978    $25,774
     Debenture Interest Less Taxes        111        117         221        234
                                      -------    -------     -------    -------
Net Income Available for Diluted
  Common Stock                        $ 3,556    $ 1,811     $26,199    $26,008
                                      =======    =======     =======    =======

Average Common Shares Outstanding      24,444     22,661      23,673     22,625

     Stock Options                         41         49          43         49
     Convertible Debentures               503        533         503        533
                                      -------    -------     -------    -------
Diluted Common Shares                  24,988     23,243      24,219     23,207
                                      =======    =======     =======    =======

Diluted Earnings per Share              $0.14      $0.07       $1.08      $1.12
 of Common Stock                        =====      =====       =====      =====